Berry Petroleum Company News Berry Petroleum Company 1999 Broadway, Suite 3700 Denver, CO 80202 303-999-4400
Contacts: David Wolf 303-999-4400 Todd Crabtree 866-472-8279

Berry Petroleum Agrees to Sell East Texas Midstream Assets

Increases 2009 Capital Budget to $132 million

Denver – (BUSINESS WIRE) – May 20, 2009 -- Berry Petroleum Company (NYSE:BRY) (“Company”) today announced that it has entered into an agreement to sell its East Texas gas gathering system to a private party for $18.5 million in cash. The Company will enter into a concurrent long-term gas gathering agreement for its East Texas production.  The transaction is expected to close in June 2009. The completion of the transaction is subject to certain conditions and there is no assurance that all such conditions will be satisfied.

In addition, the Company announced that its board of directors has authorized a $32 million increase to its 2009 capital budget now totaling approximately $132 million.

Mr. Heinemann, president and chief executive officer said, “Our significantly improved financial position has enabled us to allocate more capital to our highest rate of return projects. Proceeds from the sale of the East Texas midstream asset will partially offset the increase in our capital spending.  We continue to project that debt repayment for the balance of the year will be approximately $60 million.”

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with operations in California, Utah, Colorado and Texas.

The Company uses its web site as a channel of distribution of material company information.  Financial and other material information regarding the Company is routinely posted on and accessible at http://www.bry.com/index.php?page=investor.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as "expected," "project," and forms of those words and others indicate forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of Berry's 2008 Form 10-K filed with the Securities and Exchange Commission on February 25, 2009 under the heading "Other Factors Affecting the Company's Business and Financial Results,” and updated in the Company’s Form 10-Q filings subsequent to that date.

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